Exhibit 99.1


PRESS RELEASE                                   Franklin Street Properties Corp.
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     401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
                (781) 557-1300 o www.franklinstreetproperties.com

FOR IMMEDIATE RELEASE                                Contact:  Donna Brownell
                                                                 877-686-9496


                       FRANKLIN STREET PROPERTIES DECLARES
                        PRO-RATED SECOND QUARTER DIVIDEND



WAKEFIELD, MASS., -- July 29, 2005 - Franklin Street Properties Corp. (AMEX:
FSP), a real estate investment trust, announced today that its Board of Directors declared a cash dividend of $0.21 per share of common stock payable on August 29, 2005 to stockholders of record on August 8, 2005. The cash dividend represents two months of operations. The Company's past practice is to declare quarterly cash dividends representing three months of operations. However, on April 19, 2005, in anticipation of the consummation of the acquisition of four REITs by merger on April 30, 2005, the Company declared a dividend in respect of the first four months of operations in 2005. The dividend declared by the Company on July 29, 2005 is therefore in respect of the remaining two months in the second quarter of 2005. The two dividends together, $0.62, are in respect of the first six months of operations for 2005.


About Franklin Street Properties

Franklin Street Properties Corp. (AMEX: FSP) is a real estate investment trust based in Wakefield, Massachusetts, focused on achieving current income and long-term growth through investments in commercial properties. Since 1997, FSP has applied an uncompromising discipline to its real estate investing, reflecting many years of property investment and the characteristics of real estate as an asset class within the broader capital markets. FSP operates in two business segments: real estate operations and investment banking/investment services. FSP owns an unleveraged portfolio of real estate, including office buildings, apartment complexes and industrial use properties. Through a wholly-owned subsidiary, FSP Investments LLC (member, NASD and SIPC), a real estate investment banking firm and registered broker/dealer, the Company organizes single purpose entities that own real estate, and conducts the private placement of equity in those entities.


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